CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES TO ACQUIRE WELDING METALLURGY, INC.

– Acquisition Adds Capabilities to Support a Larger Defense Portfolio and Broadens Content Footprint on Shared Programs –

– Management to Discuss Transaction on Earnings Conference Call
Today at 8:30 a.m. ET –

Edgewood, N.Y. – March 22, 2018 – CPI Aerostructures, Inc. (“CPI Aero®” or “the Company”) (NYSE American: CVU) today announced that it has entered into a definitive agreement to acquire Welding Metallurgy, Inc. (“WMI”) for $9.0 million in cash from Air Industries Group, Inc., subject to a customary adjustment based on the net working capital of WMI at the closing of the acquisition. The agreement also calls for up to an aggregate of $1.0 million in cash to be paid to Air Industries if WMI enters into certain long-term supply agreements during 2018.

WMI, a subsidiary of Air Industries Group, Inc., provides specialty welded products and assemblies, large diameter tube bending and integrated electronic assemblies, among other capabilities, to a variety of customers, predominantly within the defense and aerospace markets. WMI’s defense customers include Sikorsky, Lockheed Martin, Northrop Grumman, Kaman Aerospace, Raytheon, and GKN Aerospace, among others.

The acquisition of WMI will add capabilities to CPI Aero’s Aerostructures and Aerosystems businesses that support a larger defense portfolio and broaden the content footprint on shared defense programs. WMI will augment the Company’s Aerostructures business with complementary customers and programs including the E-2D Advanced Hawkeye, F-35, UH-60 Blackhawk and Sikorsky CH-53K, thereby increasing CPI Aero’s content on these key defense programs. Moreover, WMI will broaden CPI Aero’s technical capabilities in the areas of specialty welding and large diameter tube bending and diversify the Company’s Aerosystems business to include electronics integration and wire harness solutions, thereby enhancing its ability to expand its content share of defense programs and adding to its growing bid pipeline of larger and more complex programs.

“Acquiring WMI is an important first step in our stated strategy of supplementing our organic growth with bolt-on acquisitions that expand our capabilities, enhance our competitive position in the defense market and build a larger defense portfolio ahead of strengthening long-term industry fundamentals,” said Douglas McCrosson, president and chief executive officer of CPI Aero. “With WMI we will efficiently increase our footprint on newer, shared defense programs such as the E-2D and F-35, while opening opportunities to new customers and programs such as the work WMI currently performs for Raytheon on the U.S. Navy’s MK29 SEASPARROW Guided Missile Launching System. Leveraging the cost management and operational improvements implemented in prior years, we now have an efficient infrastructure to seamlessly absorb WMI’s production operation into our facility during 2018, and to realize significant post-acquisition cost synergies. In addition, post-closing, we anticipate WMI will contribute more than $15 million in annual revenue and enhance our profitability. Finally, by combining WMI’s unique production capabilities with CPI Aero’s reputation for manufacturing quality, highly complex structures and systems, we will continue to deliver superior value to our shared customers.”

CPI Aero – WMI Acquisition Press Release	Page 2
March 22, 2018

Transaction Summary

CPI Aero expects the transaction will close during the second quarter of 2018 subject to customary closing conditions and the Company obtaining financing. CPI Aero anticipates financing the transaction through a new term loan to be included within an expanded and extended credit facility to be negotiated with the Company’s existing lender. The transaction is expected to be accretive to 2018 earnings per share.

Canaccord Genuity is serving as exclusive financial advisor and Graubard Miller is serving as legal counsel to CPI in connection with the transaction.

Conference Call

Management will host a conference call today at 8:30 a.m. ET to discuss the Company’s acquisition of WMI in addition to its financial results for the fourth quarter and full year 2017. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2016, and Form 10-Q for the three-month periods ended March 31, 2017, June 30, 2017, and September 30, 2017.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

CPI Aero – WMI Acquisition Press Release	Page 3
March 22, 2018

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:

Chief Financial Officer	LHA Investor Relations

CPI Aero	Sanjay M. Hurry

(631) 586-5200	(212) 838-3777

www.cpiaero.com	cpiaero@lhai.com

www.lhai.com

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